Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Selectica Announces Earnings for Second Quarter Fiscal 2012
Year-over-year quarterly revenues up 13%

SAN MATEO, Calif., October 27, 2011 – Selectica, Inc. (NASDAQ: SLTC), provider of sales configuration and contract lifecycle management (CLM) solutions, today announced unaudited financial results for its second quarter ended September 30, 2011.

In FY Q2 2012, the company:
-	Increased year-over-year quarterly revenues by 13%
-	Continued to reduce general and administrative (G&A) expenses, cutting them by more than 40% in the two years since Q2 FY 2010
-	Entered into a comprehensive settlement agreement with Versata Enterprises to close out all prior claims between the companies and restrict future claims

“Again last quarter we saw the majority of new customers choose software-as-a-service (SaaS) solutions,” said Jason Stern, President and CEO of Selectica. “Revenues increased over the previous year, and while we continued to focus on strategic long-term investments, the combination of that approach and the predominance of new SaaS business generated the expected quarterly loss. Gross margins were also down from the prior quarter, primarily due to the mix of direct vs. indirect sales, the mix of perpetual vs. subscription licenses, and a significant increase in demand for services, which led us to make greater use of our delivery partners. It’s worth noting, though, that this deep stable of well-trained partners is a great example of exactly the kind of assets we’re developing through our long-term investment strategy.”

Revenue for the second quarter of fiscal 2012 was $3.5 million, compared to $3.8 million for the first quarter of fiscal 2012, and $3.1 million for the second quarter of fiscal 2011. Revenue split was 15% license and subscription revenue, 46% maintenance and support revenue, and 39% professional services and other revenue.

Net loss for the second quarter of fiscal 2012 was $2.1 million, or $(0.74) per share, compared to a net loss of $0.6 million, or $(0.21) per share, in the first quarter of fiscal 2012 and a net loss of $0.6 million, or $(0.22) per share, in the second quarter of fiscal 2011. For the second quarter of fiscal 2012, non-GAAP net loss, which excludes charges related to the Versata settlement, was $1.1 million or $(0.39) per share.

Cash, cash equivalents, and short-term investments at the end of the second quarter of fiscal 2012 were $14.6 million, compared with $16.8 million at the end of first quarter of fiscal 2012, and $16.7 million at the end of second quarter of fiscal 2011. The decrease in cash was primarily due to differences in value between the Versata note that was retired and borrowings against new lines of credit.

PRESS RELEASE

About Selectica, Inc.
Selectica (NASDAQ: SLTC) provides Global 2000 companies with applications for sales configuration, pricing, quoting, and contract lifecycle management, including modules for mobile devices, employee self-service, and Salesforce.com. With over 100,000 users and over one million new contracts processed annually, Selectica is changing the way companies do business. Selectica customers represent leaders in technology, healthcare, government contracting, and telecommunications, including Bell Canada, Cisco, Covad Communications, Fujitsu, CA Technologies, ManTech, and Qwest Communications. For more information, visit www.selectica.com.

Forward Looking Statements
Certain statements in this release and elsewhere by Selectica are forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements about business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to the on-going global recession; fluctuations in demand for Selectica's products and services; government policies and regulations, including, but not limited to those affecting the Company's industry; and risks related to the Company's past stock granting policies and related restatement of financial statements. Selectica undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company's most recent Form 10-K, filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Todd Spartz
(650) 532-1540
ir@selectica.com

PR Contact:
Jordan McMahon
(650) 532-1520
pr@selectica.com

SELECTICA, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Revenues:
License	$23	$304	$115	$1,140
Services	3,509	2,794	7,170	5,692
Total revenues	3,532	3,098	7,285	6,832

Cost of revenues:
License	75	33	122	184
Services	1,460	1,218	2,706	2,412
Total cost of revenues	1,535	1,251	2,828	2,596

Gross profit	1,997	1,847	4,457	4,236

Operating expenses:
Research and development	810	625	1,706	1,389
Sales and marketing	1,415	953	2,594	1,991
General and administrative	843	862	1,774	1,835
Fees related to comprehensive settlement agreement	500	-	500	-
Total operating expenses	3,568	2,440	6,574	5,215

Loss from operations	(1,571)	(593)	(2,117)	(979)

Loss on early extinguishment of note payable	470	-	470	-
Interest and other income (expense), net	(38)	(39)	(88)	(96)

Loss before benefit for income taxes	(2,079)	(632)	(2,675)	(1,075)
Benefit for income taxes	-	-	-	4
Net loss	$(2,079)	$(632)	$(2,675)	$(1,079)

Basic and diluted net loss per share	$(0.74)	$(0.22)	$(0.95)	$(0.38)

Reconciliation to non-GAAP net loss:
Net loss	$(2,079)	$(632)	$(2,675)	$(1,079)
Loss on early extinguishment of note payable	470	-	470	-
Fees related to comprehensive settlement agreement	500	-	500	-
Non-GAAP net loss	$(1,109)	$(632)	$(1,705)	$(1,079)

Non-GAAP basic and diluted net loss per share	$(0.39)	$(0.22)	$(0.60)	$(0.38)

Weighted average shares outstanding for basic and diluted net loss per share	2,820	2,816	2,826	2,814

SELECTICA, INC.
 Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	March 31,
	2011	2011

ASSETS
Current assets
Cash and cash equivalents	$13,013	$16,822
Short-term investments	1,597	199
Accounts receivable	1,708	2,695
Prepaid expenses and other current assets	400	450
Total current assets	16,718	20,166

Property and equipment, net	380	423
Other assets	39	-
Total assets	$17,137	$20,589

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of note payable to Versata	$-	$786
Accounts payable	498	813
Accrued payroll and related liabilities	768	448
Other accrued liabilities	45	98
Credit facility	4,713	-
Deferred revenue	2,953	3,746
Total current liabilities	8,977	5,891
Note payable to Versata	-	3,482
Other long-term liabilities	384	574
Total liabilities	9,361	9,947

Stockholders' equity	7,776	10,642
Total liabilities and stockholders' equity	$17,137	$20,589

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